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Exhibit 3.10

CERTIFICATE OF INCORPORATION
OF
CHARLESTON MARINE CONTAINERS INC.

        The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST:    The name of the corporation is Charleston Marine Containers Inc.

        SECOND:    The registered office of the corporation is to be located at 1013 Centre Road, Wilmington, DE 19605 in Hew Castle County, in the State of Delaware. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

        THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares, and the par value of each of such shares is $1.00. All such shares are of one class and are shares of Common Stock.

        FIFTH:    The name and address of the Sole Incorporator are as follows:

NAME	ADDRESS
John T. Landry, Jr.	Sea Containers America Inc. 1155 Avenue of the Americas New York, New York 10036

        SIXTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

          (1)   The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

          (2)   The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the corporation, subject only to Such limitation, if any, as may from time to time be imposed by the by-laws; to fix and vary the amount of capital to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

          (3)   In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

        SEVENTH:    The corporation shall to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all directors and officers of the corporation whom it may indemnify pursuant thereto.

        EIGHTH:    No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director, provided that the foregoing shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the Delaware General Corporation Law, as amended from time to time, except as may be permitted by said Section 174, or (iv) for any transaction from which the director derived an improper personal benefit.

        NINTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal this 11th day of June, 1996.

/s/ John T. Landry, Jr. John T. Landry, Jr. Sole Incorporator

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  Exhibit 3.10
CERTIFICATE OF INCORPORATION OF CHARLESTON MARINE CONTAINERS INC.